Exhibit 3.18

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

GOODMAN HOLDING COMPANY, L.L.C.

A Delaware Limited Liability Company

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

GOODMAN HOLDING COMPANY, L.L.C.

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of GOODMAN HOLDING COMPANY, L.L.C. (the “Company”), dated as of December 23, 2004, is entered into by Goodman Manufacturing II LLC, as the sole managing member (the “Member”) of the Company.

WHEREAS, the Company has heretofore been formed as a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.), as amended from time to time (the “Act”), pursuant to that certain Limited Liability Company Agreement, dated as of March 7, 2001 (the “Original Agreement”), by Goodman Global Holdings, Inc. (f/k/a Goodman Distributing Company), a Texas corporation (the “Original Member”), as the sole management member of the Company;

WHEREAS, the Original Member sold, transferred, conveyed, assigned and delivered its entire limited liability company interest in the Company to the Member pursuant to that certain Agreement and Assignment of Limited Liability Company Interests, dated as of December 23, 2004 by and between the Original Member and the Member; and

WHEREAS, the Member desires to amend and restate the Original Agreement and to continue the Company as set forth herein;

NOW THEREFORE, the Member hereby duly amends and restates the Original Agreement in its entirety and adopts this Agreement pursuant to and in accordance with the Act and hereby agrees as follows:

1. Continuation of Limited Liability Company. The Member hereby continues the Company as a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del. C §18-101, et seq., as it may be amended from time to time, and any successor to such statute (the “Act”). The rights and obligations of the Member and the administration and termination of the Company shall be governed by this Agreement and the Act. This Agreement shall be considered the “Limited Liability Company Agreement” of the Company within the meaning of Section 18-101(7) of the Act. To the extent this Agreement is inconsistent in any respect with the Act, this Agreement shall control.

2. Members. Goodman Manufacturing II LLC is the sole member of the Company.

3. Purpose. The purpose of the Company is to engage in any and all lawful businesses or activities in which a limited liability company may be engaged under applicable law (including, without limitation, the Act).

4. Name. The name of the Company shall be “GOODMAN HOLDING COMPANY, L.L.C.”.

5. Registered Agent and Principal Office. The registered office and registered agent of the Company in the State of Delaware shall be as the Member may designate from time to time. The Company may have such other offices as the Member may designate from time to time. The mailing address of the Company shall be c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, DE, 19801.

6. Term of Company. The Company commenced on March 7, 2001, and shall continue in existence in perpetuity unless its business and affairs are earlier wound up following dissolution at such time as this Agreement may specify.

7. Management of Company. All decisions relating to the business, affairs, and properties of the Company shall be made by the Member. The Member may appoint a President and one or more Vice Presidents and such other officers of the Company as the Member may deem necessary or advisable to manage the day-to-day business affairs of the Company (the “Officers”). The Member may also appoint managers who are not officers. The Officers and managers shall serve at the pleasure of the Member. To the extent delegated by the Member, the Officers and managers shall have the authority to act on behalf of, bind, and execute and deliver documents in the name and on behalf of the Company. No such delegation shall cause the Member to cease to be a Member.

8. Member Percentage; Distributions. The ownership interest of the Member (the “Membership Interest”) shall be set forth on Schedule A hereto.

9. Member Percentage; Distributions. Each distribution of cash or other property by the Company shall be made 100% to the Member. Each item of income, gain, loss, deduction, and credit of the Company than be allocated 100% to the Member.

10. Capital Accounts. A capital account shall be maintained for the Member in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv).

11. Dissolution and Winding Up. The Company shall dissolve and its business and affairs shall be wound up pursuant to a written instrument executed by the Member.

12. Amendments. This Agreement may be amended or modified from time to time only by a written instrument executed by the Member.

13. Governing Law. The validity and enforceability of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first set forth above.

GOODMAN MANUFACTURING II LLC

By:	/s/ Ben Campbell
Name:	Ben Campbell
Title:	Executive Vice President, General Counsel and Secretary

Schedule A

Ownership Interests

Member	Ownership Percentage
Goodman Manufacturing II LLC	100%